CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2020, relating to the financial statements and financial highlights of Roundhill BITKRAFT Esports & Digital Entertainment ETF, a series of Listed Funds Trust, for the period ended December 31, 2019, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
April 24, 2020